EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in Form SB-2/A - Amendment No 1 to Registration Statement under the Securities Act of 1933 of Winner Medical Group, Inc. (formerly Las Vegas Resorts Corporation) (a Nevada corporation) (File No. 333-130473) of our independent auditor's report dated August 31, 2005 relating to the balance sheets, statements of operations and comprehensive loss, statement of changes in shareholders’ equity and statements of cash flows of Las Vegas Resorts Corporation as of July 31, 2005 and 2004 and for each of the years ended July 31, 2005 and 2004, respectively, accompanying the financial statements contained in such Amendment No 1 to Registration Statement on Form SB-2/A under the Securities Act of 1933, and to the use of our name and the statements with respect to us as appearing under the heading “Experts”.

/s/ S. W. HATFIELD, CPA
S. W. HATFIELD, CPA

Dallas, Texas
February 23, 2006